Exhibit 99

Sypris Reports Fourth Quarter Results; Declares Quarterly Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue of $103.7 million for the fourth quarter compared to $109.5 million for the prior year period. The Company reported a net loss of $2.2 million, or $0.12 per share for the fourth quarter compared to a net loss of $1.0 million, or $0.05 per share for the prior year period. The results for the quarter reflect the previously announced settlement agreement with Dana, which contributed $2.1 million to net income, or $0.11 per share.

On February 26, 2008, the Company’s Board of Directors also declared a regular quarterly cash dividend of $0.03 per share. The dividend will be payable on April 10, 2008 to shareholders of record as of March 21, 2008. Sypris Solutions currently has 19.1 million shares outstanding.

For the full year ended December 31, 2007, the Company reported revenue of $435.9 million compared to $497.7 million for the prior year period and a net loss of $2.1 million, or $0.12 per share compared to a net loss of $1.4 million, or $0.08 per share for the same period in 2006. Net income for 2007 includes the impact of the Dana settlement agreement (net of litigation expenses incurred) of $7.5 million, net of taxes, or $0.41 per share.

“The Company’s fourth quarter earnings performance was in line with our expectations,” said Jeffrey T. Gill, president and chief executive officer. “Stronger than anticipated revenue from our Electronics Group contributed to this performance.”

“Orders for our Electronics Group increased 29% compared to the prior year period, driven by a 32% year over year increase in bookings in our Aerospace and Defense segment, while revenue increased by 55%. The strength of this order pattern provides us with important support for achieving double digit growth in the top line of this business during the coming years. Our Test & Measurement segment also posted strong bookings with orders and revenue increasing by 22% and 24%, respectively, compared to the prior year period.”

“Significant progress was made during 2007, laying the groundwork for a recovery during the second half of 2008 as increasing shipments from our Electronics Group combine with a recovery in demand for commercial vehicles. The wind down of program launch support costs, improved product mix and double digit increases in volume are expected to drive an important expansion in margins for our Electronics Group, thereby leading to a more positive outlook for the back half of 2008 and beyond.”

The Industrial Group

Revenue for our Industrial Group was $58.9 million in the fourth quarter compared to $80.6 million for the prior year period as a result of the forecasted decline in commercial truck production. Gross profit for the quarter increased to $3.8 million from $2.1 million for the same period in 2006, primarily as a result of the impact of the Dana settlement and price improvements, partially offset by lower volumes.

The Electronics Group

Revenue for our Electronics Group increased 55.2% to $44.8 million in the fourth quarter compared to $28.9 million in the prior year period. Gross profit for the quarter was $5.8 million compared to $5.7 million for the same period in 2006.

Revenue for the Aerospace & Defense segment increased 73.1% to $31.9 million in the fourth quarter compared to $18.4 million for the prior year period primarily as a result of increased sales of secured communication products, while revenue for the Test & Measurement segment increased 23.6% to $13.0 million compared to $10.5 million for the prior year period. Gross profit for the Aerospace & Defense segment was $2.6 million compared to $3.8 million for the prior year period primarily as a result of increased support costs of new programs and unfavorable product mix across the segment. Gross profit for the Test & Measurement segment increased 63.0% to $3.2 million from $2.0 million in the prior year period due to new business wins in calibration and a favorable product mix in test services.

Outlook

Mr. Gill added, “The forecasted recovery of commercial vehicle production is expected to begin in the fourth quarter of 2008, while our Electronics Group is expected to show continued strong double digit growth and expanding margins during 2008, driven by the launch of new secure programs, improved product mix and continued growth in calibration services.”

“As a result of increased sales from our Electronics Group serving to offset the short-term softness in the commercial vehicle market, we expect revenue for the first quarter of 2008 to be in the range of $102 to $107 million compared to $111.4 million for the first quarter of 2007, while earnings for the first quarter of 2008 are forecasted to be breakeven,at $0.00 earnings per diluted share compared to a loss of $0.01 per share for the first quarter of 2007, and are consistent with the assumptions reflected in our December outlook. Additionally, we expect a use of free cash flow in the range of $8.0 to $10.0 million during first quarter of 2008, down from a use of $10.0 to $12.0 million previously forecasted, as cash flow is expected to be stronger than previously forecast.”

“The revenue forecast for the full year of 2008 remains unchanged from our December outlook and is expected to be in the range of $460 to $480 million compared to $436 million for 2007, which represents an 8% increase in revenue for 2008 at the midpoint of the range. Earnings are forecast to be in the range of $0.05 to $0.10 per diluted share compared to a loss of $0.12 per share for 2007. Excluding any proceeds from the Dana settlement, we expect free cash flow to be breakeven for the year.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our ability to liquidate our unsecured claims against, and/or equity interests in, Dana at satisfactory valuation levels1; costs and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; impairments, non-recoverability or write-offs of goodwill, assets or deferred costs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; cyclical or other downturns; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, asbestos-related or environmental claims including potential, pre-existing product liability and unknown warranty claims that were preserved in our settlement agreement with Dana; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

1 We have estimated and recorded our $89.9 million claim against Dana at approximately 85% of its face value or $76.4 million, which represents our right to receive certain distributions of cash and common stock in Dana Holding Corporation (NYSE:DAN), including initial distributions of approximately $6.3 million in cash and 3.1 million shares. Due to market conditions and certain other factors, we believe that the recent trading prices of DAN common stock do not reflect its longer-term value. However, if we sell these shares at such prices or such prices otherwise reflect a decline in value which is deemed to be “other than temporary,” our business, results of operations and financial condition could be materially adversely impacted.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended December 31,

	2007	2006
	(Unaudited)
Revenue	$103,709	$109,479
Net loss	$(2,230)	$(973)
Loss per common share:
Basic	$(0.12)	$(0.05)
Diluted	$(0.12)	$(0.05)
Weighted average shares outstanding:
Basic	18,332	18,084
Diluted	18,332	18,084

	Year Ended
	December 31,

	2007	2006
	(Unaudited)	(Note)
Revenue	$435,915	$497,664
Net loss	$(2,139)	$(1,362)
Loss per common share:
Basic	$(0.12)	$(0.08)
Diluted	$(0.12)	$(0.08)
Weighted average shares outstanding:
Basic	18,231	18,079
Diluted	18,231	18,079

Note: The selected data at December 31, 2006 has been derived from the audited consolidated financial statements at that date and does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006
	(Unaudited)		(Unaudited)	(Note)
Net revenue:
Industrial Group	$58,896	$80,596	$279,082	$364,570
Aerospace & Defense	31,850	18,397	104,505	87,491
Test & Measurement	12,963	10,486	52,328	45,603
Electronics Group	44,813	28,883	156,833	133,094
Total net revenue	103,709	109,479	435,915	497,664
Cost of sales:
Industrial Group	55,088	78,510	261,492	346,894
Aerospace & Defense	29,244	14,647	95,496	73,832
Test & Measurement	9,761	8,521	39,131	35,848
Electronics Group	39,005	23,168	134,627	109,680
Total cost of sales	94,093	101,678	396,119	456,574
Gross profit:
Industrial Group	3,808	2,086	17,590	17,676
Aerospace & Defense	2,606	3,750	9,009	13,659
Test & Measurement	3,202	1,965	13,197	9,755
Electronics Group	5,808	5,715	22,206	23,414
Total gross profit	9,616	7,801	39,796	41,090
Selling, general and administrative	10,777	8,633	40,517	37,107
Research and development	820	856	2,821	1,988
Amortization of intangible assets	70	165	527	645
Nonrecurring expense (income), net	35	233	(3,246)	1,485
Operating loss	(2,086)	(2,086)	(823)	(135)
Interest expense, net	1,061	646	3,685	3,708
Other expense (income), net	16	(141)	31	(387)
Loss before income taxes	(3,163)	(2,591)	(4,539)	(3,456)
Income tax benefit	(933)	(1,618)	(2,400)	(2,094)
Net loss	$(2,230)	$(973)	$(2,139)	$(1,362)
Loss per common share:
Basic	$(0.12)	$(0.05)	$(0.12)	$(0.08)
Diluted	$(0.12)	$(0.05)	$(0.12)	$(0.08)
Dividends declared per common share	$0.03	$0.03	$0.12	$0.12
Weighted average shares outstanding:
Basic	18,332	18,084	18,231	18,079
Diluted	18,332	18,084	18,231	18,079

Note: The statement of operations at December 31, 2006 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$14,622	$32,400
Restricted cash	883	1,002
Accounts receivable, net	59,067	59,876
Inventory, net	71,789	74,146
Other current assets	107,132	34,014
Total current assets	253,493	201,438
Property, plant and equipment, net	137,104	155,341
Goodwill	14,277	14,277
Other assets	17,186	7,977
Total assets	$422,060	$379,033
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,119	$76,291
Accrued liabilities	41,933	19,430
Current portion of long-term debt	5,000	5,000
Total current liabilities	101,052	100,721
Long-term debt	60,000	55,000
Other liabilities	53,529	13,426
Total liabilities	214,581	169,147
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued
	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued
	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued
	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 19,205,247 shares issued and 19,078,440 outstanding in 2007 and 18,342,243 shares issued and 18,338,484 outstanding in 2006

	192	183
Additional paid-in capital	146,025	143,537
Retained earnings	65,402	69,816
Accumulated other comprehensive loss	(3,943)	(3,634)
Treasury stock, 126,807 and 3,759 shares in 2007 and 2006, respectively	(197)	(16)
Total stockholders’ equity	207,479	209,886
Total liabilities and stockholders’ equity	$422,060	$379,033

Note: The balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,

	2007	2006
	(Unaudited)	(Note)
Cash flows from operating activities:
Net loss	$(2,139)	$(1,362)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:

Depreciation and amortization	29,386	28,782
Noncash compensation expense	1,363	1,034
Deferred income taxes	(6,550)	(5,079)
Other noncash items	(14,568)	1,415
Contributions to pension plans	(392)	(1,122)
Changes in operating assets and liabilities:
Accounts receivable	(6,059)	35,112
Inventory	5,964	5,123
Other current assets	(4,795)	(7,113)
Accounts payable	(16,769)	35
Accrued liabilities	4,055	(4,019)
Net cash (used in) provided by operating activities	(10,504)	52,806
Cash flows from investing activities:
Capital expenditures	(10,155)	(10,326)
Proceeds from sale of assets	224	92
Changes in nonoperating assets and liabilities	542	(87)
Net cash used in investing activities	(9,389)	(10,321)
Cash flows from financing activities:
Net change in debt under revolving credit agreements	30,000	(20,000)
Payments on Senior Notes	(25,000)	—
Debt modification costs	(885)	(248)
Cash dividends paid	(2,264)	(2,193)
Proceeds from issuance of common stock	264	296
Net cash provided by (used in) financing activities	2,115	(22,145)
Net (decrease) increase in cash and cash equivalents	(17,778)	20,340
Cash and cash equivalents at beginning of period	32,400	12,060
Cash and cash equivalents at end of period	$14,622	$32,400

Note: The cash flow statement at December 31, 2006 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

CONTACT:
Sypris Solutions, Inc.
T. Scott Hatton, 502-329-2000
Chief Financial Officer